UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 20, 2011

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida 33496

(Address of principal executive offices) (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)	On July 20, 2011, David I. Fuente notified our Board of Directors of his decision to resign as a director in order to pursue other professional interests. Mr. Fuente’s resignation was effective July 20, 2011. His decision is not due to any disagreement with Office Depot, Inc. (the “Company”). Mr. Fuente has been a valuable member of our Board of Directors since he joined the Company in 1987. Until his resignation, he also served on the Board’s Finance Committee since 2004. The Board of Directors is commencing a search with the help of a search firm.

(e)	On July 25, 2011, the Company and Neil R. Austrian entered into an Amendment to the Letter Agreement dated May 23, 2011 between the parties setting forth Mr. Austrian’s compensatory arrangements for serving as the Company’s Chairman and Chief Executive Officer from May 23, 2011 until his termination of employment with the Company (the “Engagement”). Pursuant to the amendment, Mr. Austrian’s annual incentive compensation will be based on annual performance targets and paid annually, to the extent earned, instead of on a quarterly basis, as described below. No changes were made to Mr. Austrian’s annual target bonus which remains at 140% of base salary.

For calendar year 2012 and each subsequent calendar year during the Engagement, Mr. Austrian shall participate in the Company’s 2008 Bonus Plan for Executive Management Employees (“Executive Bonus Plan”) pursuant to such plan’s terms and in accordance with performance targets established by the Board of Directors or its Compensation Committee. From May 23, 2011 through December 31, 2011, Mr. Austrian shall participate in the 2011 Bonus Program under the Executive Bonus Plan pursuant to the same performance targets and payment terms approved by the Compensation Committee on February 16, 2011 for all other participants.

The foregoing description of the terms of the amendment is qualified in its entirety by reference to Exhibit 10.1 which is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

10.1	Amendment to Letter Agreement between Office Depot, Inc. and Neil R. Austrian dated July 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

OFFICE DEPOT, INC.
Date: July 25, 2011
	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President and General Counsel